UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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PINNACLE ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

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The following communication has been provided to certain stockholders of Pinnacle Entertainment, Inc.:
8918 SPANISH RIDGE AVENUE
LAS VEGAS, NEVADA 89148
May 9, 2011
Dear Fellow Stockholder:
On or about April 12, 2011, Pinnacle Entertainment, Inc. (the “Company”) furnished or otherwise made available to stockholders its Proxy Statement describing the matters to be voted upon at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 24, 2011. At the Annual Meeting, stockholders are being asked, among other things, to elect seven directors to serve on the Company’s Board of Directors for the coming year, each to hold office until the next annual meeting of stockholders (and until each such director’s successor shall have been duly elected and qualified).
Following the Company’s review of the recently published analysis of the Company’s Proxy Statement by ISS Proxy Advisory Services (“ISS”) and to facilitate the election of Anthony M. Sanfilippo as a director of the Company, the Company filed a Current Report on Form 8-K on May 9, 2011, to clarify that during the fiscal year ended December 31, 2010, Anthony M. Sanfilippo attended all meetings (100%) of the Board of Directors and committees on which he served following his appointment on March 14, 2010, as the Company’s President, Chief Executive Officer and director. Because Mr. Sanfilippo was not a director of the Company from January 1, 2010 to March 13, 2010, he could not have attended seventy-five percent (75%) of the aggregate of all meetings of the Board of Directors and committees on which he served that were held during the entire fiscal year ended December 31, 2010.
In its original published analysis regarding the Company’s Proxy Statement, ISS recommended a vote “AGAINST” the election of Anthony M. Sanfilippo as a director. As a result of the Form 8-K filed on May 9, 2011, ISS today changed its recommendation to a vote “FOR” the election of Anthony M. Sanfilippo as a director of the Company and has issued an alert to that effect.

Sincerely,

John A. Godfrey,
Executive Vice President, General Counsel and Secretary